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                                                                  EXHIBIT 99.2

Southern Peru sees 2003 copper output 800 mln lbs
By Mary Powers

    AREQUIPA, Peru, Sept 17 (Reuters) - Southern Peru Copper Corp. [PCU.N] [SPC.LM] expects to produce 800 million lbs of copper this year, up slightly from 2002, while sales should "grow a little" to $700 million, its top executive said Wednesday.
    "Production is going to be close to 800 million lbs which is slightly higher than what we projected at the start of the year, due to better production and mineral grades at both of our mines," Southern Peru president Oscar Gonzalez told reporters at a mining conference in this southern city.
    "Our sales...are going to grow a little to close to $700 million on better prices of copper, molybdenum and silver," he added, declining to give a projection for net income.
    Southern's 2002 mined copper production was up 1 percent at 763.9 million lbs compared with 2001. Sales totaled $664.7 million.
    Gonzalez also said that, pending some documentation, the government had approved a proposed modification of its environmental improvement program
(PAMA), meaning Southern would complete the upgrade of its decades-old smelter in the port of Ilo in January 2007.


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    In July, Southern Peru said it had chosen Fluor-Xstrata to provide the technology and engineering for the smelter. Gonzalez said the upgrade would cost $306 million, although the company still does not have the schedule of investment.
    He said that Southern, one of the world's 10 top copper producers, should be able to finance the project with its own resources.
    "We have some money in the bank, around $250 million, for our project and the board has authorized $750 million in bonds, of which we have used $200 million, so we have another $550 million to issue in the best market conditions," Gonzalez said.
    Gonzalez said Southern had saved some $300 million in its original projected investment for the smelter due to the competition among six bidders for the project and because it had scaled back the smelter's planned treatment capacity to 1.2 million tonnes versus the original plan of 1.8 million tonnes.
     That decision was made because of the "difficult market conditions" for concentrates. With the new planned capacity, Southern will use only its own concentrates.
    He said, however, that if market conditions improve, Southern has the facilities to expand production, although it would not be done until the first phase is complete.
    Aside from capture of at least 92 percent of gases from the smelter, the modernization of the facility will allow the company to cut its cash costs by at least two cents per lb of copper, Gonzalez said.
    Gonzalez said that Southern's cash costs are currently around 40-41 cents per lb. He said that since Grupo Mexico had acquired Southern from Asarco [AR.N] in 1999, the firm had reduced its cash costs by about 10 cents a lb.

     Grupo Mexico owns 54.2 percent of Southern, Southern Cerro Trading Company has 14.2 percent, Phelps Dodge [PD.N] owns 14.0 percent and the rest is held by other shareholders. ((Reporting by Mary Powers, editing by John Picinich; Reuters Messaging: mary.powers.reuters.com@reuters.net;
email: lima.newsroom@reuters.com; +511-221-2134))